Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES PRICING OF $400 MILLION

OF 5% SENIOR NOTES DUE 2023

NASHVILLE, Tenn. (April 9, 2015) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that certain of its subsidiaries priced the private placement of $400 million aggregate principal amount of 5% senior notes due 2023 (the “notes”). The notes will be senior unsecured obligations of the Company’s issuing subsidiaries and will be guaranteed by the Company and all of the Company’s subsidiaries that guarantee or pledge assets as collateral for its existing senior secured credit facility. Subject to customary closing conditions, the issuers expect the private placement of the notes to close on April 14, 2015. The aggregate net proceeds from the sale of the notes are expected to be approximately $392 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company intends to use substantially all of the net proceeds from the offering to repay the amounts outstanding under the term loan A, eliminating the term loan A, and to repay a portion of the amounts outstanding under the revolving credit facility of its existing credit facility. The Company’s $400 million term loan B will remain outstanding.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, D.C. at National Harbor, a 192-room hotel opening that is anticipated to open in April 2015. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding the proposed private placement and the Company’s intended use of proceeds from such private placement. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~

Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com